UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 12, 2023

VYNE Therapeutics Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38356	45-3757789
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

685 Route 202/206, Suite 301A

Bridgewater, New Jersey 08807

(Address of principal executive offices, including Zip Code)

(800) 775-7936

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	VYNE	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.02. Results of Operations and Financial Condition.

The information included in Item 8.01 of this Current Report on Form 8-K is incorporated in this Item 2.02 by reference.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On January 12, 2023, VYNE Therapeutics Inc. (the “Company”) convened a special meeting of stockholders (the “Special Meeting”) to adopt and approve a proposed amendment to the Company’s Amended and Restated Certificate of Incorporation and authorize the Board of Directors of the Company (the “Board”), in its sole discretion, to effect a reverse stock split of the outstanding shares of common stock of the Company (the “Common Stock”) at any time on or before the one year anniversary of the Special Meeting, at a reverse stock split ratio ranging from 1-for-10 to 1-for-25, as determined by the Board at a later date (the “Reverse Stock Split Proposal”).

At the Special Meeting, the stockholders voted on the Reverse Stock Split Proposal, which is described as Proposal 1 in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 25, 2022 (the “Proxy Statement”), and a proposal to adjourn the Special Meeting if necessary to solicit additional proxies if there are insufficient votes to adopt the Reverse Stock Split Proposal, as described in Proposal 2 in the Proxy Statement (the “Adjournment Proposal,” and together with the Reverse Stock Split Proposal, the “Proposals”). Each of the 58,035,827 shares of Common Stock outstanding on the record date for the Special Meeting and present either by attendance or by proxy was entitled to one vote per share on the Proposals, and each of the 3,000 shares of Series A Preferred Stock of the Company (“Series A Preferred”), constituting 100% of the outstanding shares of Series A Preferred, outstanding on the record date for the Special Meeting, all of which were present by proxy at the Special Meeting, were entitled to 1,000,000 votes per share with respect to the Proposals. As described in the Proxy Statement, shares of Series A Preferred may only vote on the Proposals, vote with the Common Stock as a single class, and are, to the extent cast, voted in the same proportion as the aggregate shares of Common Stock (excluding abstentions and any shares of Common Stock that are not voted) are voted on the Proposals.

The following is a summary of the voting results:

Proposal 1: Reverse Stock Split Proposal. With respect to the shares of Common Stock present in person or by proxy at the Special Meeting, votes “For” were 24,230,441; votes “Against” were 3,711,239; votes abstaining or withheld were 204,263, and there were no broker non-votes. Including the votes of the Series A Preferred, voting results were as follows:

Votes For	Votes Against	Abstentions / Withheld
2,625,767,750	402,173,930	204,263

The Reverse Stock Split Proposal was approved.

Proposal 2: Adjournment Proposal. With respect to the shares of Common Stock present in person or by proxy at the Special Meeting, votes “For” were 24,029,283; votes “Against” were 3,693,414; votes abstaining or withheld were 423,246, and there were no broker non-votes. Including the votes of the Series A Preferred, voting results were as follows:

Votes For	Votes Against	Abstentions / Withheld
2,624,348,039	403,374,658	423,246

The Adjournment Proposal was approved.

Item 7.01. Regulation FD Disclosure.

On January 12, 2023, the Company delivered a notice of redemption to the holder of the Series A Preferred. The Series A Preferred will be redeemed on January 17, 2023 (the “Redemption Date”) for an aggregate of $360,000 to be paid to the sole holder of the Series A Preferred. On the Redemption Date, the Company will file a Certificate of Elimination (the “Certificate”) with the Secretary of State of the State of Delaware with respect to the Series A Preferred. The Certificate will (i) eliminate the previous designation of 3,000 shares of Series A Preferred from the Company’s Amended and Restated Certificate of Incorporation and (ii) cause such shares of Series A Preferred to resume their status as authorized but unissued and non-designated shares of preferred stock.

Item 8.01. Other Events.

On January 12, 2023, the Company received the $5.0 million deferred payment from Journey Medical Corporation pursuant to the Asset Purchase Agreement, dated as of January 12, 2022. As of December 31, 2022, the Company had approximately $35.9 million of cash and cash equivalents on a pro forma basis after giving effect to the receipt of this deferred payment. The preliminary financial information set forth in this Current Report on Form 8-K is unaudited and subject to the completion of the Company’s audit process and is subject to change. The estimated preliminary results included in this report should not be viewed as a substitute for the Company’s annual financial statements prepared in accordance with U.S. generally accepted accounting principles.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VYNE THERAPEUTICS INC.

Date: January 12, 2023	By:	/s/ Mutya Harsch
Mutya Harsch Chief Legal Officer and General Counsel